Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 1st day of June, 2023 (the “Effective Date”) by and between Subrata Purkayastha (the “Employee”) and IEH Corporation, a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries, if any, are engaged in the business of designing, developing and manufacturing printed circuit and plastic circular connectors for high performance applications utilizing the HYPERBOLOID contact design; and

WHEREAS, the Employee desires to be employed by the Company as the Interim Chief Financial Officer and Interim Treasurer of the Company, and the Company desires to employ the Employee and secure for the Company the experience, ability and services of the Employee;

WHEREAS, the Employee desires to become employed by the Company, pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements, and term sheets and letters between the Company, its subsidiaries (if any) and/or predecessors and Employee; and

WHEREAS, this Agreement supersedes any and all prior oral and written agreements and writings between the Employee and the Company.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as defined below) but not paid as of the Termination Date, including: (a) Base Salary; (b) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time; (c) vacation pay; and (d) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Cause. “Cause” shall mean: (a) willful disobedience by the Employee of a material and lawful instruction of the Chief Executive Officer or Board of Directors of the Company (the “Board”); (b) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (c) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; or (d) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (a), (c), and (d) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within 30 days after her receipt of such notice.

1.3 Continuation Benefits. “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period commencing on the Termination Date and terminating six (6) months thereafter, or such other period as specifically stated by this agreement (the “Continuation Period”) at the Company’s expense on behalf of the Employee and her dependents; provided, however, that: (a) in no event shall the Continuation Period exceed six (6) months from the Termination Date; and (b) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, her dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.4 Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform her duties with the Company for a period of sixty (60) consecutive days and the Employee has not returned to her full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.5 Notice of Termination. A “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the provision in this Agreement relied upon, if any and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. A Notice of Termination served by the Company shall specify the effective date of termination.

1.6 Pro Rata Bonus. “Pro Rata Bonus” shall mean an amount equal to the maximum bonus Employee had an opportunity to earn pursuant to Section 4.2 multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the Termination Date, and the denominator of which shall be the number of days in the fiscal year in which Employee was terminated.

1.7 Severance Payment. “Severance Payment” shall mean an amount equal to the sum of six (6) months of Employee’s Base Salary in effect on the Termination Date. The Severance Payment shall be payable in equal installments on each of the Company’s regular pay dates for executives during the six (6) months commencing on the first regular executive pay date following the Termination Date. The Severance Payment is conditioned on the Employee executing a termination agreement and release in a form reasonably acceptable to the Employee and the Company.

1.8 Termination Date. “Termination Date” shall mean: (a) in the case of the Employee’s death, her date of death; (b) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (c) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of her duties during such period of at least 30 days.

ARTICLE II

EMPLOYMENT

2.1 Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to become employed, as Interim Treasurer and Interim Chief Financial Officer of the Company. The Employee’s position includes acting as an officer and/or director of any of the Company’s subsidiaries, if any, as determined by the Board of Directors.

ARTICLE III

DUTIES

3.1 The Employee shall, during the term of her employment with the Company, and subject to the direction and control of the Company’s Chief Executive Officer and the Board of Directors, report directly to the Board of Directors and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his executive position or as may be reasonably assigned or delegated to her from time to time by the Company’s Chief Executive Officer and the Board of Directors, consistent with her position as Interim Treasurer and Interim Chief Financial Officer.

3.2 The Employee shall perform, in conjunction with the Company’s executive management, to the best of her ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

(a) Those duties attendant to the position of Interim Treasurer and Interim Chief Financial Officer:

(b) Establish and implement current and long-range objectives, plans, and policies, subject to the approval of the Company’s Chief Executive Officer and the Board of Directors;

(c) Financial planning including the development of, liaison with, financing sources and investment bankers;

(d) Managerial oversight of the Company’s accounting department;

(e) Primary responsibility for the preparation and filing of all financial activity reports with federal and state regulatory authorities;

(f) Acquiring appropriate insurance coverage to safeguard Company’s assets (excluding workers’ compensation coverage and medical benefits);

(g) Evaluation and integration of acquisitions, joint ventures, and other opportunities;

(h) Promotion of the relationships of the Company with its respective employees, customers, suppliers and others in the business community;

(i) Shareholder relations; and

(j) Compliance with local, state and federal regulations and laws governing business operations.

3.3 The Employee agrees to devote full business time and her best efforts in the performance of her duties for the Company.

3.4 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 During the term of this Agreement, Employee shall be compensated initially at the rate of $200,000 per annum, subject to such increases, if any, as determined by the Chief Executive Officer and the Compensation Committee of the Board of Directors (the “Committee”), in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). The Base Salary shall be paid to the Employee in accordance with the Company’s regular executive payroll periods.

4.2 Employee may receive a bonus (the “Bonus”) in the sole discretion of the Committee in accordance with the following parameters:

(a) Employee will have an opportunity to earn a cash Bonus during her employment. The Bonus will be based on performance targets and other key objectives established by the Committee, and the determination of whether the performance criteria shall have been attained shall be solely in the discretion of the Committee.

4.3 The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or hereafter be required to deduct.

4.4 Employee may receive such other additional compensation as may be determined from time to time by the Committee, including bonuses and other long term compensation plans. Nothing herein shall be deemed or construed to require the Committee, to award any bonus or additional compensation.

4.5 Notwithstanding any other provisions in this Agreement to the contrary, the Employee agrees and acknowledges that any incentive-based compensation, or any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recoupment or clawback under any applicable law, government regulation, or stock exchange listing requirement, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and such regulations as may be promulgated thereunder by the Securities and Exchange Commission, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to applicable law, government regulation, stock exchange listing requirement or any policy of the Company adopted pursuant to any such law, government regulation, or stock exchange listing requirement. This section shall survive the termination of this Agreement for a period of three (3) years.

4.6 During the term hereof, the Company shall provide Employee with the following benefits (the “Benefits”): (a) group health care and insurance benefits as generally made available to the Company’s senior management; (b) travel expenses, including a gas allowance and payment of an EZ Pass during the term of this Agreement and (c) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management. The Company shall reimburse Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation.

4.7 For the term of this Agreement, Employee shall be entitled to paid vacation (paid time off) at the rate of three (3) weeks per annum plus five (5) sick days in accordance with the laws of the State of New York.

ARTICLE V

NON-DISCLOSURE

5.1 The Employee shall not, at any time during or after the termination of her employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, accounting, personnel and/or staffing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary or permanent employees, governmental customer or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of her employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that Proprietary Information, trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

5.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order. Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement limits Employee’s ability from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

5.3 Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee hereby agrees to irrevocably assign to the Company any and all of Employee’s rights (including patent rights, copyrights, trade secret rights and other rights, throughout the world), title and interest in and to all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee during the term of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. Employee shall also assign to, or as directed by, the Company, all of her right, title and interest in and to any and all inventions and other intellectual property, the full title to which is required to be in the United States government of any of its agencies. The Company shall have all right, title and interest in all research and work product produced by Employee as an employee of the Company, including, but not limited to, all research materials. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time unless: (a) the invention relates: (i) to the business of the Company; or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for the Company.

ARTICLE VI

RESTRICTIVE COVENANT

6.1 During the term of Employment with the Company, and for a period of two (2) years following termination of employment for any reason, Employee agrees that she will not, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which is involved in the business of: (a) designing, developing and manufacturing printed circuit connectors and plastic circular connectors for high performance applications utilizing the HYPERBOLOID contact design; or (b) is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing, during the tenure of Employee’s employment by the Company (collectively, a “Competitive Business”). Notwithstanding the foregoing, the ownership by Employee of less than five (5%) percent of the shares of any publicly held corporation shall not violate the provisions of this Article VI.

6.2 In furtherance of, and in addition to, Section 6.1, during the period of non-competition specified in Section 6.1 (the “Restricted Period”), Employee shall not during the Restricted Period, directly or indirectly, whether as a principal, agent, employee, independent contractor, employer, partner or shareholder, in connection with or related to any Competitive Business, solicit: (a) any actual customers, partners or contracts addressed by the Company during the tenure of Employee’s employment; or (b) any customers, partners or contracts that were within the Company’s business development pipeline within the 24-month period ending on the effective date of the termination of employment. In addition, Employee will not during the Restricted Period, either directly or indirectly, whether as a principal, agent, employee, independent contractor, employer, partner or shareholder, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, any person who is employed by the Company or retained as a consultant by the Company (or who was employed or retained by the Company within 24 months of the Termination Date or who was being actively recruited by the Company) to: (A) terminate his employment or engagement with the Company; (B) accept employment or engagement with anyone other than the Company; or (C) in any manner interfere with the business of the Company.

6.3 Employee hereby acknowledges that the covenants and agreements contained in Article V and Article VI of this Agreement (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Employee breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (a) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; (b) the right and remedy to require Employee to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (c) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (d) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdiction such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

ARTICLE VII

TERM

7.1 This Agreement shall be for a term (the “Initial Term”) commencing on the Effective Date as set forth above (the “Commencement Date”) and terminating on November 30, 2023 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

7.2  Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify Employee in writing of the Company’s intention to continue Employee’s employment after the Expiration Date no less than sixty (60) days prior to the Expiration Date. In the event the Company either: (a) fails to notify the Employee in accordance with this Section 7.2; (b) notifies Employee that it does not intend to continue the Employee’s employment after the Expiration Date; or (c) after notifying the Employee pursuant to Section 7.2, fails to reach an agreement on a new employment agreement prior to the Expiration Date, then upon termination of the Employee’s employment on or after the Expiration Date for any reason except Cause, the Company shall pay Employee any Accrued Compensation and the Continuation Benefits.

ARTICLE VIII

TERMINATION

8.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

(a) for Cause;

(b) without Cause; and

(c) for Disability.

8.2 Employee may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without any specified reason.

8.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee (or in the case of her death, to her heirs and beneficiaries) the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

(a) if the Employee was terminated by the Company for Cause: the Accrued Compensation;

(b) if the Employee was terminated by the Company for Disability: (i) the Continuation Benefits; and (ii) the Accrued Compensation;

(c) if termination was due to the Employee’s death: (i) the Accrued Compensation; and (ii) the Continuation Benefits;

(d) if the Employee was terminated by the Company without Cause:(i) the Accrued Compensation; (ii) the Severance Payment; and (iii) the Continuation Benefits; or

(e) if the Employees terminates her employment with the Company for any reason or no reason, the Employee shall be entitled to the Accrued Compensation.

8.4 The amounts payable under this Section 8, shall be paid as follows:

(a) Accrued Compensation shall be paid to the Employee (or in the case of her death, to her heirs and beneficiaries) within five (5) business days after the Employee’s Termination Date (or earlier, if required by applicable law);

(b) If the Continuation Benefits are paid in cash, the payments shall be made to the Employee (or in the case of her death, to her heirs and beneficiaries) on the first day of each month during the Continuation Period (or earlier, if required by applicable law); and

(c) The Severance Payment shall be payable to the Employee in equal installments on each of the Company’s regular pay dates for executives (or earlier, if required by applicable law) during the six 9month period for which Employee is entitled to the Severance Payment, commencing on the first regular executive pay date following the Termination Date.

8.5 The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Section 1.4.

ARTICLE IX

ARBITRATION AND INDEMNIFICATION

9.1 Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof, with the sole exception of any claim, breach, or violation arising under Articles V or VI hereof, shall be shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to final and binding arbitration before a three-member arbitration panel in the State of New York, Kings County, in accordance with the Rules of the American Arbitration Association (the “Association”) then in effect. The arbitrators shall be selected by the Association and each shall be an attorney-at-law experienced in the field of corporate and/or employment law. However, the parties explicitly agree to appellate review of any such award by a court of competent jurisdiction. Thus, any arbitration award may be entered in any court of competent jurisdiction in the State of New York, Kings County, provided that in the event that a party moves to confirm or vacate the arbitration award, the parties agree that the applicable standard of review shall be de novo.

9.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to her employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Employee’s fraud, deceit or willfulness. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with her employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 9.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE X

SEVERABILITY

10.1 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XI

NOTICE

11.1 For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) personally delivered; or (b) sent by: (i) a nationally recognized overnight courier service; or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on: (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first (1st) business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	IEH Corporation
140 58th Street
Suite 8E
Brooklyn, New York 11220
Attention: Chief Executive Officer

WITH A COPY TO:	Steven L. Glauberman, Esq.
Becker & Poliakoff, LLP
45 Broadway, 17th Floor
New York, New York 10006

IF TO THE EMPLOYEE:	Subrata Purkayastha
82 Laurel Hollow Ct.
Edison, NJ 08820

ARTICLE XII

BENEFIT

12.1 This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

ARTICLE XIII

AMENDMENTS AND WAIVERS

13.1 No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions and the waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XIV

GOVERNING LAW

14.1 This Agreement has been negotiated and executed in the State of New York which shall govern its construction, validity and enforceability.

ARTICLE XV

JURISDICTION

15.1 Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New York.

ARTICLE XVI

ENTIRE AGREEMENT

16.1 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the Effective Date of this Agreement, except for the terms of employee stock option plans, restricted stock grants and option certificates (unless otherwise expressly stated herein).

ARTICLE XVII

INTERPRETATION AND INDEPENDENT REPRESENTATION

17.1 The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. The Employee has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this agreement. The Employee understands, confirms and agrees that counsel to the Company (Becker & Poliakoff, LLP) has not acted and is not acting as counsel to the Employee and that Employee has not relied upon any legal advice except as provided by its own counsel.

ARTICLE XVIII

EXECUTION

18.1 This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

IEH CORPORATION

By:	/s/ David Offerman
David Offerman
Chief Executive Officer

EMPLOYEE

By:	/s/ Subrata Purkayastha
Subrata Purkayastha
Employee